Exhibit 99.1

Medivation Sends Letter to Stockholders to Set the Record Straight on Sanofi’s Misleading Claims

Reiterates Call for Stockholders to Reject Sanofi’s Attempts to Force Through Its Grossly Inadequate Proposal

SAN FRANCISCO, CA – June 23, 2016 – Medivation, Inc. (NASDAQ: MDVN) today sent a letter to stockholders providing detailed information to correct the misleading claims Sanofi has made as part of its coercive efforts to acquire Medivation at an opportunistic, low price that substantially undervalues Medivation. In an attempt to facilitate its proposal to seize the value that rightly belongs to Medivation’s stockholders, Sanofi is seeking to replace Medivation’s highly qualified Board with a slate of hand-picked nominees who have minimal biotechnology industry experience.

Medivation urges its stockholders to reject Sanofi’s solicitation efforts. Stockholders may do this by one of three ways:

1.	Mark the “YES, REVOKE MY CONSENT” boxes on the GREEN Consent Revocation Card

2.	Discard Sanofi’s consent solicitation materials and do not submit Sanofi’s WHITE consent card, or

3.	If you have already signed and returned Sanofi’s WHITE consent card, complete, sign, date and mail the GREEN Consent Revocation Card as soon as possible.

Medivation stockholders of record as of June 1, 2016 are eligible to submit consents or consent revocations by August 2, 2016.

The letter to stockholders can also be viewed at www.MedivationForStockholders.com and on the SEC’s website, www.sec.gov.

About Medivation, Inc.

Medivation, Inc. is a biopharmaceutical company focused on the development and commercialization of medically innovative therapies to treat serious diseases for which there are limited treatment options. Medivation aims to transform the treatment of these diseases and offer hope to critically ill patients and their families. For more information, please visit us at http://www.medivation.com.

Forward-Looking Statements

Forward-looking statements are made throughout this document. The forward-looking statements in this document include, but are not limited to, estimates and other speculative statements regarding the potential for XTANDI and Medivation’s pipeline assets and how they will drive growth for Medivation, Medivation’s strategy, plans, initiatives, revenue target for 2020 and other anticipated financial performance, expected clinical and regulatory developments, and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may also be identified by words such as “expect,” believe,” “should,” “potential,” “suggest” or similar expressions. All forward-looking statements are subject to risks and uncertainties which may cause actual results to differ significantly from those expressed or implied by such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, Medivation’s dependence on its collaboration relationship with Astellas to support the continued commercialization of XTANDI® (enzalutamide) capsules despite increasing competitive, reimbursement and economic challenges; the risk that competitive, regulatory, or other factors could negatively impact the pricing of XTANDI or any future products; risks that unexpected adverse events could impact sales of XTANDI; the risk that clinical trials of XTANDI and product candidates in our pipeline will be unsuccessful; the inherent uncertainty associated with the regulatory approval process and the related risk of failure to obtain marketing approval for XTANDI for additional patient populations and indications and/or product candidates in our pipeline; competition from other approved or generic products similar to XTANDI or product candidates in our pipeline; failure to cost-effectively manufacture product candidates in our pipeline; general economic conditions; and other risks detailed in Medivation’s filings with the Securities and Exchange Commission, or SEC, including its annual report on Form 10-K for the year ended December 31, 2015, which was filed on February 26, 2016, and its latest Quarterly Report on Form 10-Q. You are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this document. Medivation disclaims any obligation or undertaking to update, supplement or revise any forward-looking statements contained in this document.

Additional Information

This document is neither an offer to buy nor a solicitation of an offer to sell any securities of Medivation. No tender offer for the shares of Medivation has commenced at this time. In connection with its proposed transaction, Sanofi has filed a consent solicitation statement with the SEC and may file tender offer or other documents with the SEC. Medivation has filed with the SEC a definitive consent revocation statement together with a GREEN consent revocation card. Stockholders may obtain the consent revocation statement (including any amendments or supplements thereto) and any related materials, free of charge, at the website of the SEC at www.sec.gov, and from any solicitation agent named in the consent revocation materials. Stockholders may also obtain, at no charge, any such documents filed with or furnished to the SEC by Medivation under the “SEC Filings” tab in the “Investor Relations” section of Medivation’s website at www.medivation.com. Stockholders are advised to read the consent revocation statement (including any amendments or supplements thereto), as well as any other documents relating to the consent solicitation that are filed with the SEC, carefully and in their entirety prior to making any decisions because these documents contain important information.

Certain Information Regarding Participants

Medivation, its directors and certain of its executive officers may be deemed to be participants in the solicitation of revocations in connection with Sanofi’s consent solicitation. Information regarding the identity of these participants and their direct or indirect interests, by shareholdings or otherwise, is set forth in the definitive consent revocation statement filed with the SEC in connection with the consent solicitation. Information regarding the names of Medivation’s directors and executive officers and their respective interests in Medivation by security holdings or otherwise is also set forth in Medivation’s proxy statement for the 2016 Annual Meeting of Stockholders, filed with the SEC on April 28, 2016. Additional information can also be found in Medivation’s Annual Report on Form 10-K for the year ended December 31, 2015, filed with the SEC on February 26, 2016, and in Medivation’s latest Quarterly Report on Form 10-Q.

Contacts:

Investors:

Medivation, Inc.

Anne Bowdidge, 650-218-6900

or

MacKenzie Partners, Inc.

Dan Burch/Bob Marese

212-929-5500

or

Media:

Sard Verbinnen & Co

Ron Low/David Isaacs, 415-618-8750

or

Michael Henson, +44 (0) 20 3178 8914

June 23, 2016

Dear Medivation Stockholder,

Sanofi’s highly opportunistic, low-priced takeover attempt offers you mere words and tactics – but not value. The words are misleading, in our view, and the tactics are designed to capture for Sanofi value that belongs to you.

Under the Board’s leadership, Medivation has delivered enormous stockholder value AND developed numerous opportunities for a bright future. Medivation’s scarcity value is high – and Sanofi aims to seize the company at an opportunistic, inferior price by replacing your highly qualified Board with a slate of hand-picked nominees with minimal biotechnology industry experience. The Medivation Board remains committed to rewarding you with superior returns and urges you to reject Sanofi’s maneuver.

As you take all considerations into account, we would like to set the record straight:

SANOFI OFFERS WORDS AND TACTICS – BUT NOT VALUE
SANOFI’S CLAIM	WHAT’S REALLY HAPPENING

Its proposal will deliver “substantial” value to Medivation stockholders. Source: Sanofi investor presentation, June 8, 2016

Sanofi attempts to seize value from Medivation stockholders by proposing a price that grossly undervalues our company and its prospects.

•    Medivation has significant scarcity value as one of the only profitable, commercial-stage oncology companies, driven by the blockbuster XTANDI franchise.

•    XTANDI is one of the most successful oncology product launches in history with worldwide annual net sales of $2.2 billion on a run rate basis, less than four years after its initial approval.

•    Medivation has built XTANDI into the best-selling prostate cancer drug in the U.S., and one of the Top 10 oncology drugs by worldwide revenue. It also has 10+ years of patent exclusivity remaining.

•    Medivation approaches several significant near- and mid-term catalysts – including key events merely weeks and months away – that we believe will drive enormous future value.

•    Medivation has a revenue target of $2.5 billion for 2020, representing a compound annual growth rate (CAGR) of 29% from 2015. We are confident this growth will result in substantial risk-adjusted returns for our stockholders.

•    XTANDI’s continued strong growth is expected to make it one of the Top Five oncology drugs by worldwide sales in 2021, according to EvaluatePharma.

Its proposal represents a 50% premium. Source: Sanofi investor presentation, June 8, 2016

Sanofi opportunistically manipulates timing to create the illusion of a substantial premium.

•    Its proposal was made public when the NASDAQ Biotechnology Index was off nearly 30% from its July 2015 high and Medivation was trading at its lowest levels in two years.

•    There had not been a lower two-month volume weighted average price for Medivation’s shares since mid-2014.

Its proposal “compares very favorably” to historical oncology transactions. Source: Sanofi investor presentation, June 8, 2016

Precedent acquisitions in the biopharmaceutical sector highlight the inferiority of Sanofi’s proposal.

•    The median two-year forward revenue multiple of high growth biotechnology and oncology transactions in the last five years is 10.4x1 . Even Sanofi’s example of Pfizer’s acquisition of Anacor reflects an implied two-year forward revenue multiple of 24.2x, significantly higher than the 6.3x2 multiple implied by Sanofi’s proposal.

•    Pharmacyclics – the most relevant high-growth oncology peer in our view – was acquired at a two-year forward revenue multiple of 11.5x.

SANOFI IS WRONG ABOUT MEDIVATION’S PIPELINE
SANOFI’S CLAIM	WHAT’S REALLY HAPPENING

It believes we are exaggerating the potential of talazoparib. Source: Sanofi investor presentation, June 8, 2016

Talazoparib represents a blockbuster opportunity as a potentially best-in-class PARP inhibitor targeting a wide range of oncology indications.

•    The National Cancer Institute has published studies that have confirmed talazoparib as the most potent clinical stage PARP inhibitor tested to date.[3]

•    Analysts have ascribed incremental values for talazoparib that are as high as $14.00/share.

Sanofi’s lack of insight and success in oncology, in our view, explains its reluctance or inability to ascribe appropriate value to our pipeline.

•    Sales from Sanofi’s oncology segment declined €2.6 billion to €1.5 billion, or 43%, between 2011 and 2015.

•    Sanofi has had long-standing interest in talazoparib’s mechanism of action (PARP inhibition) but a poor understanding of it, touting a molecule it acquired from BiPar in 2009 as a PARP inhibitor and a program key to the revitalization of its cancer business. However, after two failed phase 3 trials, it was discovered that the BiPar PARP inhibitor did not inhibit PARP and the program was discontinued less than 18 months before FDA granted accelerated approval to olaparib, the first PARP inhibitor approved in the U.S.

1	Selected high growth biotechnology and oncology transactions with analyst consensus 4-year revenue CAGR greater than 20% include Pharmacyclics/AbbVie, InterMune/Roche, Algeta/Bayer, Onyx/Amgen and Amylin/BMS.
2	Firm value based on Sanofi’s $52.50 per share proposal, 173.4 million fully diluted shares (164.6 million common shares outstanding (per latest 10-Q) and 8.8 million shares from options and warrants (per latest Proxy) calculated using the treasury method for dilution) and $317 million in cash. Multiple based on 2018E analyst consensus revenue of $1.4 billion for Medivation.
3	Murai J et al. Mol Cancer Ther. 2014;13:433-443.

It has accused Medivation’s management team of being “over optimistic.” Source: Sanofi investor presentation, June 8, 2016

Our optimism is based in fact and experience. Medivation’s track record in identifying and realizing blockbuster potential is the foundation for an extremely bright future.

•    Medivation sourced XTANDI and acquired the program, developing it into a blockbuster oncology drug .

•    We have generated superb total stockholder returns (TSR) – 124% over the past three years, 957% over the past five years, and a remarkable 15,141% since our first financing as a public company. [4]

SANOFI IS TAKING LIBERTIES WITH YOUR VIEWS
SANOFI’S CLAIM	WHAT’S REALLY HAPPENING

It has said that we aren’t listening to our stockholders. Source: Sanofi investor presentation, June 8, 2016

We are listening to you, and we continue to value your feedback.

•    Our stockholders are essentially unanimous in the view that Sanofi’s proposal grossly undervalues Medivation.

•    We continue to act in the best interest of you, our stockholders.

THE MEDIVATION BOARD CONTINUES TO URGE

STOCKHOLDERS TO REJECT SANOFI’S SELF-SERVING SOLICITATION EFFORTS.

YOU MAY DO THIS IN ANY ONE OF THREE WAYS:

1.	Mark the “YES, REVOKE MY CONSENT” boxes on the enclosed GREEN Consent Revocation Card and return in the enclosed post-paid envelope as soon as possible, or

2.	Discard Sanofi’s consent solicitation materials and do not submit Sanofi’s WHITE consent card, or

3.	If you have already signed and returned Sanofi’s WHITE consent card, complete, sign, date and mail the GREEN Consent Revocation Card in the enclosed post-paid envelope today.

Regards,

Kim Blickenstaff	David Hung, M.D.
Chairman of the Board of Directors	President & CEO
Medivation, Inc.	Medivation, Inc.

[4]	TSR data as of May 4, 2016.

Forward-Looking Statements

Forward-looking statements are made throughout this letter. The forward-looking statements in this letter include, but are not limited to, estimates and other speculative statements regarding the potential for XTANDI and Medivation’s pipeline assets and how they will drive growth for Medivation; Medivation’s strategy, plans, initiatives and anticipated financial performance, including its revenue target for 2020; and expected clinical and regulatory developments and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may also be identified by words such as “expect,” believe,” “should,” “potential,” “suggest” or similar expressions. All forward-looking statements are subject to risks and uncertainties which may cause actual results to differ significantly from those expressed or implied by such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, Medivation’s dependence on its collaboration relationship with Astellas to support the continued commercialization of XTANDI® (enzalutamide) capsules despite increasing competitive, reimbursement and economic challenges; the risk that competitive, regulatory or other factors could negatively impact the pricing of XTANDI or any future products; risks that unexpected adverse events could impact sales of XTANDI; the risk that clinical trials of XTANDI and product candidates in our pipeline will be unsuccessful; the inherent uncertainty associated with the regulatory approval process and the related risk of failure to obtain marketing approval for XTANDI for additional patient populations and indications and/or product candidates in our pipeline; competition from other approved or generic products similar to XTANDI or product candidates in our pipeline; failure to cost-effectively manufacture product candidates in our pipeline; general economic conditions; and other risks detailed in Medivation’s filings with the Securities and Exchange Commission, or SEC, including its annual report on Form 10-K for the year ended December 31, 2015, which was filed on February 26, 2016, and its latest Quarterly Report on Form 10-Q. You are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this letter. Medivation disclaims any obligation or undertaking to update, supplement or revise any forward-looking statements contained in this letter.

Additional Information

This letter is neither an offer to buy nor a solicitation of an offer to sell any securities of Medivation. No tender offer for the shares of Medivation has commenced at this time. In connection with its proposed transaction, Sanofi has filed a definitive consent solicitation statement with the SEC and may file tender offer or other documents with the SEC. Medivation has filed with the SEC a definitive consent revocation statement together with a GREEN consent revocation card. Stockholders may obtain the consent revocation statement (including any amendments or supplements thereto) and any related materials, free of charge, at the website of the SEC at www.sec.gov, and from any solicitation agent named in the consent revocation materials. Stockholders may also obtain, at no charge, any such documents filed with or furnished to the SEC by Medivation under the “SEC Filings” tab in the “Investor Relations” section of Medivation’s website at www.medivation.com. Stockholders are advised to read the consent revocation statement (including any amendments or supplements thereto), as well as any other documents relating to the consent solicitation that are filed with the SEC, carefully and in their entirety prior to making any decisions because these documents contain important information.

Certain Information Regarding Participants

Medivation, its directors and certain of its executive officers may be deemed to be participants in the solicitation of revocations in connection with Sanofi’s consent solicitation. Information regarding the identity of these participants and their direct or indirect interests, by shareholdings or otherwise, is set forth in the definitive consent revocation statement filed with the SEC in connection with the consent solicitation. Information regarding the names of Medivation’s directors and executive officers and their respective interests in Medivation by security holdings or otherwise is also set forth in Medivation’s proxy statement for the 2016 Annual Meeting of Stockholders, filed with the SEC on April 28, 2016. Additional information can also be found in Medivation’s Annual Report on Form 10-K for the year ended December 31, 2015, filed with the SEC on February 26, 2016, and in Medivation’s latest Quarterly Report on Form 10-Q.

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